UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A/A
AMENDMENT NO. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

CARLISLE COMPANIES INCORPORATED
(Exact name of registrant specified in its charter)

Delaware	31-1168055
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

13925 Ballantyne Corporate Place
Suite 400
Charlotte, North Carolina	28277
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

Item 1.                    Description of Registrant’s Securities to be Registered.

On May 26, 2006, Carlisle Companies Incorporated (the “Company”) and Computershare Investor Services, LLC (formerly Harris Trust and Savings Bank) (the “Rights Agent”) approved the amendment (“Amendment No. 2”) of the Rights Agreement, dated as of February 28, 1989, between the Company and the Rights Agent. Amendment No. 2 (i) extends the term of the Rights until May 25, 2016, (ii) resets the Purchase Price of a Right and a one-quarter Right, and (iii) effects certain technical changes to the Rights Agreement.

A copy of Amendment No. 2 is attached hereto as Exhibit 1 and is incorporated herein by reference. The foregoing description of Amendment No. 2 does not purport to be complete and is qualified in its entirety by reference to Amendment No. 2. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Registration Statement on Form 8-A to which this amendment relates.

Item 2.                    Exhibits.

Exhibit No.	Description
1

Amendment No. 2, dated as of May 26, 2006, to the Rights Agreement, dated as of February 8, 1989, between Carlisle Companies Incorporated and Computershare Investor Services, LLC (formerly Harris Trust and Savings Bank), as Rights Agent. Amendment No. 2 includes as Exhibit B thereto amended and restated pages 1 and 2 to the Rights Certificate.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Act of 1934, the registrant has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CARLISLE COMPANIES INCORPORATED

	By:	/s/ Carol P. Lowe
Carol P. Lowe
Vice President and Chief Financial Officer

Date: June 1, 2006

EXHIBIT INDEX

Amendment No. 2 to Registration Statement on Form 8-A

Exhibit No.	Description
1

Amendment No. 2, dated as of May 26, 2006, to the Rights Agreement, dated as of February 8, 1989, between Carlisle Companies Incorporated and Computershare Investor Services, LLC (formerly Harris Trust and Savings Bank), as Rights Agent. Amendment No. 2 includes as Exhibit B thereto amended and restated pages 1 and 2 to the Rights Certificate.